Exhibit (h)(10)(i)

TRANSFER AGENCY SERVICES AGREEMENT

This TRANSFER AGENCY SERVICES AGREEMENT (“Agreement”) is made as of the 31st day of March, 2015, between CITI FUND SERVICES OHIO, INC. (“Citi”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and each entity that has executed this Agreement, as listed on the signature page hereto (each, the “Company”), each of which has its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219. This Agreement shall be considered a separate agreement between Citi and each Company, and references to “the Company”, etc., shall refer to each Company separately. No Company shall be liable for the obligations of, nor entitled to the benefits of, any other Company under this Agreement.

WHEREAS, the Company desires that Citi be engaged solely to perform transfer agency services on an ongoing basis on behalf of the Company and each investment portfolio of the Company set forth on Schedule A to this Agreement and such investment portfolios of the Company as are established from time to time (each such investment portfolio of the Company individually referred to herein as the “Fund” and collectively as the “Funds”); and

WHEREAS, Citi is willing to perform such transfer agency services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and Citi hereby agree as follows:

1. Retention of Citi

The Company hereby retains Citi to act as transfer agent of the Company and each of the Funds and to furnish the Company and each of the Funds with the transfer agency services set forth in Sub-Section 2(a) below. Citi and the Company hereby agree that Citi will perform the services upon the terms set forth in this Agreement.

Citi shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company or the Funds in any way, and shall not be deemed an agent of the Company or the Funds.

2. Services

(a) Transfer Agency Services. Citi shall perform for the Company the various services set forth in Schedule B hereto. Citi also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. Citi shall perform such additional services as the parties mutually agree, for which the Company will pay Citi the amounts agreed upon between them.

(b) Additional Services. Except as explicitly set forth herein, Citi shall only perform additional services as are provided on an amendment to the relevant Schedule, in consideration of such fees as the parties hereto agree.

(c) Sub-Agents. Citi may, with prior notice to the Company, appoint in writing other parties qualified to perform specific services reasonably acceptable to the Company (individually, a “Sub-Agent”) to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-Agent shall be the agent of Citi and not the agent of the Company or such Fund, and that Citi shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-Agent.

3. Allocation of Charges and Expenses.

(a) Citi. Citi shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. Citi shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company and Trustees of the Company who are affiliated persons of Citi or any affiliated corporation of Citi; provided, however, that unless otherwise specifically provided, Citi shall not be obligated to pay the compensation of any employee of the Company retained by the Board to perform services on behalf of the Company.

(b) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of Citi or any affiliated corporation of Citi (fees for other “interested Trustees” may be paid by parties other than the Company), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers and administrators.

4. Fees and Expenses

The Company shall pay Citi (and/or at the direction of Citi one or more Sub-Agents) for the services to be provided by Citi under this Agreement in accordance with, and in the manner set forth in, Schedule C. Fees for any additional services to be provided by Citi pursuant to an amendment to Schedule B shall be subject to mutual agreement at the time such amendment is proposed. The Company shall also reimburse Citi (and/or at the direction of Citi one or more Sub-Agents) for its reasonable out-of-pocket expenses as set forth in Schedule C. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. Effective Date

This Agreement shall become effective as of the date first written above (the “Effective Date”).

6. Term

This Agreement shall continue in effect until December 31, 2016 (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement may be terminated without penalty (i) by provision of advance written notice of nonrenewal to the other party at least 60 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable), (ii) by mutual agreement of the parties, (iii) for “cause,” as defined below, upon the provision of 60 days’ advance written notice by the party alleging cause, (iv) at any time after January 1, 2016 by the provision of at least 90 day’s advance written notice to the other party. For the avoidance of doubt, if written notice is provided by one party to the other on or before October 4, 2015, the Agreement may be terminated effective January 2, 2016 pursuant to clause (iv) above.

For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administration ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, (d) a decision by the Board to terminate the Fund because it is not economically feasible, (e) the sale or transfer of a controlling interest in, or the sale or transfer of all or substantially all of the assets of Citi or its parent company (with the 60 day termination notice described above to be provided within 90 days after the terminating party receives notice of the closing of such sale or transfer) or (f) by no later than the end of the 90-day period commencing upon the effective date of the proposed assignment of its rights and obligations under this Agreement to Sungard Investor Services LLC or any of its affiliates (“Sungard”), the Board determines in its sole discretion to terminate this Agreement based on the results of the Company’s due diligence review of Sungard during this 90-day period, which review shall include but not be limited to an assessment of Sungard’s operations policies and processes and of Sungard’s regulatory and financial crimes compliance standards and processes, as well as an assessment that the performance and quality of Sungard’s services under the Agreement are at least as good as the performance and quality of services previously provided by Citi; provided however, that, “cause” shall not in any event include the sale or transfer of a controlling interest in, or of all or substantially all of the assets in Citi to an affiliate. Citi shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company’s failure to pay an amount to Citi which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

Notwithstanding the foregoing, following any such termination, in the event that Citi in fact continues to perform the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Citi but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. Citi shall be entitled to collect from the Company, in addition to the fees and expenses provided in Schedule C, the amount of all of Citi’s reasonable cash disbursements in connection with Citi’s activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties of the Company’s property, records, instruments and documents.

If, prior to January 1, 2016, for any reason other than (i) mutual agreement of the parties or (ii) “cause” for termination of Citi hereunder, Citi’s services are terminated hereunder, Citi is replaced as transfer agent and/or fund accountant, or if a third party is added to perform all or a part of the services provided by Citi under this Agreement (excluding any Sub-Agent appointed as provided in Section 2(d) hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to Citi equal to the balance that would be due Citi hereunder for the terminated services during the lesser of (x) the next six (6) months or (y) the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month shall be based upon the average assets, number of shareholder accounts and fees payable to Citi monthly during the twelve (12) months prior to the date that services terminate, Citi is replaced or a third party is added.

In the event the Company or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole (other than as permitted above) prior to the expiration of the Initial Term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which Citi is not retained to provide services consistent with this Agreement, including the number of funds, classes, accounts and net assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, Citi is replaced or a third party is added.

The parties further acknowledge and agree that, in the event services are terminated, Citi is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by Citi would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate Citi for damages incurred and is not intended to constitute any form of penalty.

7. Standard of Care; Uncontrollable Events; Limitation of Liability

Citi shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by Citi in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of Citi shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Citi hereunder.

Citi shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company’s reasonable request, Citi shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, Citi assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond Citi’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, Citi shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

Citi shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of Citi relating to the services provided by Citi under this Agreement.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL CITI, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. Legal Advice

Citi may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with Citi’s duties, and Citi shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. Citi shall notify the Company at any time Citi believes that it is in need of the advice of counsel (other than counsel in the regular employ of Citi or any affiliated companies) with regard to Citi’s responsibilities and duties pursuant to this Agreement. After so notifying the Company, Citi, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving Citi’s willful misfeasance, bad faith, gross negligence or reckless disregard of Citi’s responsibilities and duties hereunder, and Citi shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

9. Instructions / Certain Procedures, etc.

Citi shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Citi will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

Whenever Citi is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, Citi shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by Citi to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company’s Board of Trustees (hereafter referred to as the “Board”) or by the shareholder or shareholder’s agent, as the case may be.

As to the services to be provided hereunder, Citi may rely conclusively upon the terms of the prospectuses and statements of additional information of the Company relating to the relevant Funds to the extent that such services are described therein unless Citi receives written instructions to the contrary in a timely manner from the Company.

The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and Citi may conclusively assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of Citi) does not conflict with or violate any requirements of the Company’s Declaration of Trust, by-laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

The Company acknowledges receipt of a copy of Citi’s policy related to the acceptance of trades for prior day processing (the “Citi As-of Trading Policy”). Citi may amend the Citi As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Company upon request. Citi may apply the Citi As-of Trading Policy whenever applicable, unless Citi agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Company and furnished to Citi by the Company.

The Company acknowledges and agrees that deviations from Citi’s written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company requests that an exception be made from any written compliance or transfer agency procedures adopted by Citi, or any requirements of the written anti-money laundering program adopted by the Company (the “AML Program”), Citi may in its sole discretion determine whether to permit such exception. In the event Citi determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company (other than an employee of Citi) and delivered to Citi (an “Exception”); provided that an Exception concerning the requirements of the Company’s AML Program shall be authorized by the Company’s AML Compliance Officer (as defined in Section 16(g) hereof). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Citi receives written notice from the Company that such instrument has been terminated and the Exception is no longer in effect).

Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Citi acts in good faith, Citi shall have no liability for any loss, liability, expenses or damages to the Company resulting from the Exception, and the Company shall indemnify Citi and hold Citi harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to Citi therefrom.

10. Indemnification

The Company agrees to indemnify and hold harmless Citi, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, “Losses”) arising out of or in any way relating to Citi’s actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to Citi by the Company, the investment adviser, or custodian thereof; provided that this indemnification shall not apply to actions or omissions of Citi in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

Citi shall indemnify, defend, and hold the Company, its employees, agents, directors, officers and nominees harmless from and against any and all Losses arising out of or in any way relating to Citi’s willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

The indemnification rights under this Section 10 are subject to the limitations of liability in Section 7 of this Agreement.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. The indemnifying party shall not effect any settlement without the consent of the indemnified party unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves the indemnified party of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

11. Record Retention and Confidentiality

Citi shall keep and maintain on behalf of the Company all books and records that are customary or that the Company or Citi is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to the maintenance of books and records in connection with the services to be provided hereunder. Citi further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the “Commission”) at reasonable times.

Citi shall otherwise keep confidential all books and records relating to the Company and its shareholders, except when (i) disclosure is required by law, (ii) Citi is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Citi is requested to divulge such information by duly-constituted authorities or court process, or (iv) Citi is requested to make a disclosure by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company or the dealer of record as to such account. Citi shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) – (iii) of the previous sentence, to the extent reasonably practicable, so that the Company may seek a protective order or other appropriate remedy. The provisions of this Section 11 are subject to the provisions of Section 23.

12. Reports

Citi shall furnish to the Company and to its properly-authorized auditors, investment advisers, administrators, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed pursuant to this Agreement, or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and Citi shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

13. Rights of Ownership

All computer programs and procedures employed or developed by or on behalf of Citi to perform services required to be provided by Citi under this Agreement are the property of Citi. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

14. Return of Records

Citi may at its option at any time, and shall promptly upon the Company’s demand, turn over to the Company and cease to retain Citi’s files, records and documents created and maintained by Citi pursuant to this Agreement which are no longer needed by Citi in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by Citi for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

15. Bank Accounts

Citi is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are selected or approved by the Company, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Company shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require Citi to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Company shall provide such bank or banks with all instructions and authorizations necessary for Citi to effect such disbursements.

16. Representations and Warranties of the Company

(a) The Company represents and warrants to Citi that:

(i)	It is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(ii)	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(iii)	It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations;

(iv)	this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

(v)	as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares; and

(vi)	shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury.

(b) The Company also represents and warrants that (i) the Company has adopted the written AML Program that has been submitted to Citi pursuant to Section 19, and has appointed an officer of the Company as the Company’s anti-money laundering compliance officer (“AML Compliance Officer”), (ii) the AML Program and the designation of the AML Officer have been approved by the Board, (iii) the delegation of certain services thereunder to Citi, as provided in Section 23, has been approved by the Board, and (d) the Company will submit any material amendments to the AML Program to Citi for Citi’s review and consent, in accordance with Section 21, prior to its adoption.

17. Representations and Warranties of Citi

(a) Citi represents and warrants to the Company that:

(i)	It is a company duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(ii)	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(iii)	It has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required in connection with the performance of its duties under this Agreement;

(iv)	The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and Citi’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder (including its disaster recovery and business continuity plan) are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

(v)	This Agreement has been duly authorized by Citi and, when executed and delivered by Citi, will constitute a legal, valid and binding obligation of Citi, enforceable against Citi in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

(b) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY CITI ARE COMPLETELY DISCLAIMED.

18.	Intentionally deleted.

19.	Information to be Furnished by the Company and Funds

The Company has furnished to Citi the following, as amended and current as of the Effective Date:

(a) A copy of the Declaration of Trust of the Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(b) Copies of:

(i)	The Company’s by-laws and any amendments thereto;

(ii)	resolutions of the Board regarding (A) approval of this Agreement and authorization of officers of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct Citi hereunder; and (B) authorization of Citi to act for the Company in the capacities designated herein.

(c) A list of all officers of the Company, with the Company’s AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Company or its investment adviser), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct Citi in all matters.

(d) Two copies of the following (if such documents are employed by the Company):

(i)	Prospectuses and statements of additional information;

(ii)	Distribution agreement; and

(iii)	All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

(e) A copy of the Company’s written AML Program, including related Policies and Procedures.

20. Information Furnished by Citi

Citi has furnished to the Company evidence of the following:

(a) Approval of this Agreement by Citi, and authorization of a specified officer of Citi to execute and deliver this Agreement;

(b) Authorization of Citi to act for the Company in the capacities designated herein; and

(c) The current Citi “As-of” Trading Policy.

21. Amendments to Documents

The Company shall furnish Citi written copies of any amendments to, or changes in, any of the items referred to in Section 19 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the prospectuses or statement of additional information of the Company, or the AML Program, which might have the effect of changing the procedures employed by Citi in providing the services agreed to hereunder or which amendment might affect the duties of Citi hereunder unless the Company first obtains Citi’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

22. Reliance on Amendments

Citi may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 19 and 21 of this Agreement and, subject to the provisions of Section 7 hereof, the Company hereby indemnifies and holds harmless Citi from and against any and all Losses which may result from actions or omissions on the part of Citi in reasonable reliance upon such amendments and/or changes. Although Citi is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 hereof, in the event the same relate to services provided by Citi hereunder, Citi shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Company first obtains Citi’s written approval of such amendments or changes.

23. Compliance with Laws

Except for the obligations of Citi set forth in Section 11 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Citi shall have no obligation to take cognizance of any laws relating to the sale of the Company’s shares in performing its obligations under this Agreement, provided that nothing herein is intended to limit the obligations of Citi or its applicable affiliate under any Distribution Agreement between Citi or such affiliate and the Company. The Company represents and warrants that all shares of the Company that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

The Company acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to Citi, as provided in the next paragraph below.

The Company hereby delegates to Citi the performance, on behalf of the Company, of the anti-money laundering services set forth under Item 6 of Schedule B (the “AML Services”) as concerns the shareholder accounts maintained by Citi pursuant to this Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below, and omnibus accounts, to the extent provided below). Citi agrees to the foregoing delegation and agrees to perform such services in accordance with the Company’s AML Program. In connection therewith, Citi agrees to maintain policies and procedures, and related internal controls, that are consistent with the Company’s AML Program and the requirement that the Company employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. Citi’s obligations under this delegation shall be subject to Sections 19 and 21, which require that the AML Program and any material amendments thereto be submitted to Citi for its review and consent.

The Company agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Company maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Company, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

In connection with the foregoing delegation, the Company also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Company and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, Citi is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Company shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company instructs Citi that it may avail the Company of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by Citi are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103.130, effective April 24, 2002 (the “Interim Final Rule”) and the performance by the Company of the risk-based evaluation of entities holding such accounts, as contemplated under the Interim Final Rule. The foregoing reference to the Interim Final Rule shall be deemed to include laws and regulations adopted subsequent to the Interim Final Rule, if and to the extent consistent therewith.

24. Notices

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it c/o HSBC Global Asset Management (USA) Inc., 452 5th Avenue, 18th Floor, New York, New York 10018, Attn: Richard A. Fabietti; with a copy to the Company at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President; and if to Citi, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

25. Assignment

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect Citi’s right to appoint a Sub-Agent pursuant to Section 2(e) hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Citi may assign and delegate its rights and obligations under this Agreement to SunGard Investor Services LLC, a Delaware limited liability company, or any of its affiliates (collectively, “SunGard”) subject to and effective upon the closing of the transfer by Citi and affiliates of Citi of Citi’s U.S. transfer agency business (the “Transaction”), as contemplated by that certain Transfer Agreement dated as of December 19, 2014, by and between an affiliate of Citi and SunGard. Citi will give the Company not less than five (5) business days’ notice of the intended effective time of the Transaction (the “Effective Time”). In connection with such assignment, the Company agrees (on behalf of itself and its affiliates) (i) that SunGard shall have no liability or obligation arising out of or in connection with this Agreement for any action or omission of Citi or any of its affiliates relating to or occurring at any time prior to the Effective Time; and (ii) Citi shall have no liability or obligation arising out of or in connection with this Agreement for any action or omission of SunGard or any of its affiliates relating to or occurring at any time after the Effective Time.

26. Governing Law and Matters Relating to the Company.

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company as provided in the Company’s Declaration of Trust.

27. Activities of Citi

The services of Citi rendered to the Company hereunder are not to be deemed to be exclusive. Citi is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Company are or may be or become interested in Citi, as officers, employees or otherwise and that partners, officers and employees of Citi and its counsel are or may be or become similarly interested in the Company, and that Citi may be or become interested in the Company as a Shareholder or otherwise

28. Privacy

Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to Citi, or collected or retained by Citi in the course of performing its duties, shall be considered confidential information. Citi shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Citi except at the direction of the Company or as required or permitted by law (including Applicable AML Laws). Citi represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to Citi that it has adopted a statement of its privacy policies and practices as required by the Commission’s Regulation S-P and agrees to provide Citi with a copy of that statement annually.

29. Miscellaneous

(a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement.

(c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

*       *       *       *       *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

HSBC FUNDS		HSBC ADVISOR FUNDS TRUST

By:	/s/ Richard A. Fabietti	By:	/s/ Richard A. Fabietti
Name:	Richard A. Fabietti	Name:	Richard A. Fabietti
Title:	President	Title:	President

HSBC PORTFOLIOS		CITI FUND SERVICES OHIO, INC.

By:	/s/ Richard A. Fabietti	By:	/s/ Jay Martin
Name:	Richard A. Fabietti	Name:	Jay Martin
Title:	President	Title:	President

SCHEDULE A

TO THE TRANSFER AGENCY SERVICES AGREEMENT

Dated as of March 31, 2015

Funds

HSBC Portfolios:

1.	HSBC Growth Portfolio

2.	HSBC Opportunity Portfolio

HSBC Advisor Funds Trust

       1.       HSBC Opportunity Fund

HSBC Funds

1.	HSBC Emerging Markets Debt Fund

2.	HSBC Emerging Markets Local Debt Fund

3.	HSBC Frontiers Market Fund

4.	HSBC Total Return Fund

5.	HSBC RMB Fixed Income Fund

6.	HSBC Asia ex-Japan Smaller Companies Equity Fund

7.	HSBC Growth Fund

8.	HSBC Opportunity Fund

9.	HSBC Prime Money Market Fund

10.	HSBC U.S. Government Money Market Fund

11.	HSBC U.S. Treasury Money Market Fund

12.	HSBC Aggressive Strategy Fund

13.	HSBC Balanced Strategy Fund

14.	HSBC Moderate Strategy Fund

15.	HSBC Conservative Strategy Fund

16.	HSBC Income Strategy Fund

17.	HSBC BRIC Equity Fund

18.	HSBC China Equity Fund

19.	HSBC India Equity Fund

SCHEDULE B

TO THE TRANSFER AGENCY SERVICES AGREEMENT

Dated as of March 31, 2015

Transfer Agency Services

1. Shareholder Transactions

(a)	Process shareholder purchase and redemption orders.

(b)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

(d)	Issue periodic statements for shareholders.

(e)	Process transfers and exchanges.

(f)	Process dividend payments, including the purchase of new shares, through dividend reimbursement.

(g)	Calculate and deduct applicable redemption fees from redemption payments.

2. Shareholder Information Services

(a)	Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

(b)	Produce detailed history of transactions through duplicate or special order statements upon request.

(c)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3. Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)	Issue tax withholding reports to the Internal Revenue Service.

4. Dealer/Load Processing (if applicable)

(a)	Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

(b)	Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

(c)	Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(d)	Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5. Shareholder Account Maintenance

(a)	Maintain all shareholder records for each account in the Company.

(b)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)	Record shareholder account information changes.

(d)	Maintain account documentation files for each shareholder.

6. Anti-Money Laundering Services

(a)	Verify shareholder identity upon opening new accounts.

(b)	Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Company’s AML Program.

(c)	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Company’s AML Program.

(d)	Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

(e)	Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Company’s AML Program, and make the same available for inspection by (i) the Company’s AML Compliance Officer, (ii) any auditor of the Company’s AML Program or related procedures, policies or controls that has been designated by the Company in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Company’s AML Compliance Officer.

7.	Blue Sky Services Exemption Services (for HSBC Advisor Funds Trust and HSBC Funds only)

(a) Sales to Existing Shareholders Exemption Service.

(i) Identify the Funds that qualify for exemptions from the obligation to pay registration fees under one or more states’ securities laws in connection with purchases of Fund shares by existing shareholders (the “Existing Exemption”), and avail such Funds of the Existing Exemptions in states where the applicable state securities law registration fees are based on sales of fund shares.

(ii) Review the Prospectus once a year to determine whether the Funds relying on Existing Exemption remain in compliance with the terms of the Existing Exemption in each state in which such Funds so rely, and test the data to ensure that the transfer agent is properly executing the Existing Exemption. If it is determined that a Fund no longer complies with the Existing Exemption in a state, Citi will ensure that subsequent sales reporting to the state in question is modified accordingly.

(b) Institutional Exemption Service.

(i) Review and research shareholder records using social codes in order to identify shareholders of the Funds (i) engaging in activities incurring state securities law registration fees in states in which there is no cap for such fees and (ii) who may be of the type who qualify for exemptions on the part of the Funds from the obligation to pay such registration fees under one or more states’ securities laws (the “Institutional Exemption”). The Company shall assist with the review to determine whether shareholders comply with all conditions of applicable state Institutional Exemptions.

(ii) The Institutional Exemption will be availed of in a state without a cap on state securities law registration fees only if the applicable Fund would incur registration fees in that state that are in excess of the minimum registration fee in the state.

(c) Eligible Funds. The Blue Sky Exemption Services shall be applied only to the Funds identified to be eligible for such services by Citi. Initially such services shall apply only to the HSBC Advisor Funds Trust and the HSBC Funds, as listed on Schedule A to this Agreement.

(d) Uncontrollable Events; Limitation of Liability. Citi shall use commercially reasonable efforts to perform the Blue Sky Exemption Services described above but Citi cannot guarantee that it will identify and avail the eligible Funds of every available exemption in every state. Citi’s aggregate liability arising out of or related to the Blue Sky Exemption Services is limited to the amount of fees that Citi receives with respect to such services during the twenty-four (24) months prior to the first claim related to such services arises.

8. Profile II Services (for HSBC Funds only)

Citi will populate the Mutual Fund Profile II database (“Profile II”) of the National Securities Clearing Corporation (“NSCC”) as required by the NSCC as of the date of this Agreement.

In the event that, during the term of this Agreement, the NSCC modifies its requirements with respect to the type of data that is required to populate Profile II, then Citi agrees to be responsible to populate Profile II with such modified types of data, provided that doing so will not increase the burden (including, without limitation, cost or risk) to Citi, as reasonably determined by Citi, subject to Citi’s receipt of advance written notice of such modified requirements, and further subject to Citi’s timetable for the implementation of such changes, and the Company’s agreement to reimburse Citi for any costs of implementation. Citi will consider such changes in good faith and will use reasonable good faith efforts to inform the Company of the changes that would be necessary, as well as the estimated costs and estimated implementation timetable.

Citi will obtain the information set forth above from Citi’s internal records, Fund prospectuses and other Fund documents, and third parties that provide services to the Funds or to Citi. Citi will use all commercially reasonable efforts to ensure that such information is accurate and updated on a timely basis. Notwithstanding any provision of this Agreement to the contrary, Citi’s aggregate liability for any and all claims with respect to the Profile II services described above will be limited to the amount of actual monetary damages sustained by the Company, not to exceed the amount of fees paid to Citi by the Company. Transfer Agency Reports

9. Daily Shareholder Activity Journal

10. Daily Fund Activity Summary Report

(a)	Beginning Balance

(b)	Transactions

(c)	Shareholder Transactions

(d)	Reinvested Dividends

(e)	Exchanges

(f)	Adjustments

(g)	Ending Balance

11. Daily Wire and Check Registers

12. Monthly Dealer Processing Reports

13.	Monthly Dividend Reports

14.	Sales Data Reports for Blue Sky Registration

15.	A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

16.	Such special reports and additional information that the parties may agree upon, from time to time.

17.	In addition to the forgoing, following each quarterly period, Citi will provide a report to the following effect pertaining to the AML Services rendered by Citi hereunder during such quarterly period:

(a)	performed good order review for all new and reregistered accounts;

(b)	performed acceptance review for all monetary instruments received;

(c)	administered signature guarantee policy in accordance with prospectus requirements;

(d)	administered escrow hold policy in accordance with prospectus requirements;

(e)	verified customer address changes;

(f)	verified customer identification for all new accounts and all name changes on existing accounts;

(g)	monitored all purchase transactions made with cash equivalents totaling in excess of $10,000 resulting in the filing of Form 8300 reports during the period. The Fund does not accept cash or currency;

(h)	monitored all accounts for suspicious activity resulting in the filing of Form SAR reports during the period;

(i)	reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of accounts during the period;

(j)	created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

(k)	maintained all records and other documentation related to shareholder accounts and transactions required to e prepared and maintained pursuant to the Fund’s anti-money laundering program for all Citi transfer agent services.

(l)	*performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

(m)	*performed required due diligence on any new correspondent accounts opened during the period.

* The last two items will be provided in such report if the Company falls under the related USA PATRIOT Act provisions.

18. OLA Services

Account Access

Product Features:
●	Continuous 24x7 availability (except for scheduled maintenance).
●	Secure access through user-ID and PIN validation.
●	Two-factor Authentication
●	Link to Trust Site for Form Access
●	Single Log-on for Administrators to access fund direct shareholder information.
●	Assign and maintain user profile information for registered users.
●	Link accounts for registered users.
●	Access to usage information
●	Significant branding and customization options by site.
●	Customized email notifications to be sent to the email address on record for registration updates, account updates, and transactions.
●	All pages contain link to the Disclosure Page, Privacy Policy Page, and Fund Home site.

User Registration and Functionality

Individual and corporate investors will have the ability to:
●	Register online.
●	Create User-defined password with unlimited changes.
●	Encounter an account lock-out facility after specified number of failed log-on attempts.
●	Access statements and other related products with no reentry of User ID and password.
●	Reset passwords online.
●	Update e-mail, user profile, and security questions online.
●	Contact Customer Service.

Account Information

Web-based access to general account information including:
●	Account balances including shares, accruals, and total value
●	Cumulative value of all linked accounts
●	Account history
●	Pending transactions
●	Current and prior year activity summary
●	Electronic document delivery designation
●	Distribution elections

Account Maintenance

Web-based access to general account updates including:
●	Address Maintenance (some restrictions apply)
●	Account Option Maintenance
●	Automated Investment Plan (a.k.a: Pre-Authorized Draft) (Add, change, stop)
●	Systemic Withdraw Plans- SWP (Add, change, stop and transfer)
●	Automatic Exchange Systematic Withdrawal Plan (Directed SWP –Add, change, and stop)

Online Transaction Functionality

Web-based trading including the ability to place the following orders:

Web-based access to general account updates including:
●	Purchases
●	Redemptions
●	Exchanges (including to a new fund)

NOTWITHSTANDING ANYTHING IN THE AGREEMENT TO THE CONTRARY, USE OF THE OLA SERVICES IS “AS IS” AND CITI WILL NOT BE LIABLE FOR ANY DAMAGES RESULTING FROM USE OF THE OLA SERVICES. CITI DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, CONCERNING THE OLA SERVICES, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE).

The parties to this Agreement acknowledge and agree that the content and the design of OLA Services (excluding Fund information) are valuable trade secrets. Accordingly, the Company agrees not to (a) copy or duplicate the OLA Services; (b) reverse engineer, decompile or disassemble the OLA Services; (c) make derivative works therefrom; or (d) modify the OLA Services without Citi’s written consent.

Notwithstanding anything in this Agreement to the contrary, Citi may terminate OLA Services at any time if the provision of all or part of such services: (i) becomes the subject of a claim that such services violate or infringe any intellectual property rights of any Person or that Citi otherwise does not have the right to permit others to use the OLA Services; or (ii) becomes illegal or contrary to any applicable law.

SCHEDULE C

TO THE TRANSFER AGENCY SERVICES AGREEMENT

Dated as of March 31, 2015

Fees